January 28, 2011

Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

In re:	AMERICAN SMOOTH WAVE VENTURES, INC

FEI #:	26-3036101

Ladies and Gentlemen:

We have read the statements by American Smooth Wave Ventures, Inc. included under Item 4.01 of its Current Report on Form 8-K/A dated as of the date hereof and we agree with such statements as they relate to our firm.

This is to confirm that the client-auditor relationship between American Smooth Wave Ventures, Inc. (Commission File No. 333-152849) and Sam Kan & Company has ceased.

Very truly yours,

Sam Kan & Company